February 28, 2011
Media Contact:  Cynthia Messina, Las Vegas, NV (702) 876-7132
Shareholder Contact:  Ken Kenny, Las Vegas, NV (702) 876-7237
For Immediate Release

SOUTHWEST GAS CORPORATION ANNOUNCES 2010 EARNINGS

Las Vegas, Nev. – Southwest Gas Corporation (NYSE: SWX) reported consolidated earnings of $2.29 per basic share for 2010, a $0.34 per share increase from the $1.95 per basic share earned in 2009.  Consolidated net income for 2010 was $103.9 million, compared to $87.5 million during 2009.

According to Jeffrey W. Shaw, Chief Executive Officer, “We are pleased to report earnings of $2.29 per share, a marked increase over the prior year.  Net income from the natural gas segment increased by $12 million between years.  Operating margin grew by over $27 million aided by rate relief in Nevada and California and improved weather conditions over the prior year.  By investing in technology and improving our operational processes, we were able to hold total gas segment operating costs to a modest 2 percent increase over 2009.  Additionally, operating results from our construction services subsidiary improved $4.4 million between years primarily due to successes in procuring incremental infrastructure maintenance and replacement work.”

Shaw concluded by saying, “Our liquidity has remained strong throughout these challenging economic times, and our improved earnings and cash flows have helped to strengthen our financial position.  We have successfully worked with our regulators in California and Nevada to bring stability to our rates and earnings and in November 2010, we filed a general rate case in Arizona requesting an increase in revenues of

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$73 million.  We included a request for a decoupled rate structure and a number of programs to help customers achieve greater energy efficiency.  We believe margin decoupling in Arizona, along with our operating cost containment efforts, are crucial elements of our goal to earn our authorized rate of return.”

During the fourth quarter of 2010, consolidated net income was $45 million, or $0.99 per basic share, versus $46.4 million, or $1.03 per basic share, for the fourth quarter of 2009.

Natural Gas Operations Segment Results
Full Year 2010
Operating margin, defined as operating revenues less the net cost of gas sold, increased more than $27 million between years.  Rate relief provided $18 million toward the operating margin increase, consisting of $15 million in Nevada and $3 million in California.  Differences in heating demand caused primarily by weather variations between years resulted in an $8 million operating margin increase as warmer-than-normal temperatures were experienced in both years (during 2010, operating margin was negatively impacted by $10 million, while the negative impact in 2009 was $18 million).  Customer growth contributed $1 million of the operating margin increase.

Operating expenses rose $11.2 million, or two percent, between years principally due to higher employee-related benefit costs, general cost increases, and an increase in depreciation expense resulting from additional plant in service.  The increase was

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mitigated by cost containment efforts including lower staffing levels, a decline in uncollectible expense, and lower depreciation rates in the Nevada rate jurisdictions.

Other income, which principally includes changes in cash surrender values of company-owned life insurance (“COLI”) policies and non-utility expenses, declined $2.6 million between years primarily due to higher costs associated with certain Arizona non-recoverable pipe replacement work, partially offset by an increase in the cash surrender values of COLI policies.  The current year includes a $9.8 million ($0.22 per share) increase in the cash surrender values (and net death benefits) of COLI policies.  The prior year included an $8.5 million ($0.19 per share) increase in COLI cash surrender values.  COLI income in both periods was very high due to strong equity-market returns on investments underlying the policies.

Net financing costs decreased $4.8 million between years due to the redemption of $100 million of subordinated debentures in March 2010.

Fourth Quarter
Operating margin decreased $6 million, or three percent, in the fourth quarter of 2010 compared to the fourth quarter of 2009.  Rate relief of $3 million (consisting of $2 million in Nevada and $1 million in California) was more than offset by a $9 million weather-related operating margin decrease, as Arizona experienced one of its warmest Decembers on record.  Weather conditions were near normal during last year’s fourth quarter.

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Operating expenses for the quarter increased $4.7 million, or three percent, when compared to the fourth quarter of 2009 principally due to higher employee-related benefit costs and increased depreciation expense resulting from additional plant in service.

Other income improved $1 million between periods primarily due to a $4.2 million increase in the cash surrender values of COLI policies in the fourth quarter of 2010 compared to an increase of $1.6 million in the fourth quarter of 2009, partially offset by increased costs associated with certain Arizona non-recoverable pipe replacement work.

Net financing costs decreased $1.3 million primarily due to the redemption of the $100 million subordinated debentures in March 2010.

Southwest Gas Corporation provides natural gas service to 1,837,000 customers in Arizona, Nevada, and California.

This press release may contain statements which constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (Reform Act).  All such forward-looking statements are intended to be subject to the safe harbor protection provided by the Reform Act.  A number of important factors affecting the business and financial results of the Company could cause actual results to differ materially from those stated in the forward-looking statements.  These factors include, but are not limited to, the impact of weather variations on customer usage, customer growth rates, conditions in the housing market, the effects of regulation/deregulation, the timing and amount of rate relief, changes in rate design, and the impacts of stock market volatility.

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SOUTHWEST GAS CORPORATION CONSOLIDATED EARNINGS DIGEST
(In thousands, except per share amounts)

YEAR ENDED DECEMBER 31,	2010	2009

Consolidated Operating Revenues	$1,830,371	$1,893,824

Net Income	$103,877	$87,482

Average Number of Common Shares Outstanding	45,405	44,752

Basic Earnings Per Share	$2.29	$1.95

Diluted Earnings Per Share	$2.27	$1.94

QUARTER ENDED DECEMBER 31,

Consolidated Operating Revenues	$468,112	$498,805

Net Income	$44,985	$46,392

Average Number of Common Shares Outstanding	45,555	44,990

Basic Earnings Per Share	$0.99	$1.03

Diluted Earnings Per Share	$0.98	$1.02

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SOUTHWEST GAS CORPORATION
SUMMARY UNAUDITED OPERATING RESULTS
(In thousands, except per share amounts)

	THREE MONTHS ENDED		YEAR ENDED
	DECEMBER 31,		DECEMBER 31,
	2010	2009	2010	2009

Results of Consolidated Operations
Contribution to net income - gas operations	$38,979	$43,671	$91,382	$79,420
Contribution to net income - construction services	6,006	2,721	12,495	8,062
Net income	$44,985	$46,392	$103,877	$87,482

Basic earnings per share	$0.99	$1.03	$2.29	$1.95
Diluted earnings per share	$0.98	$1.02	$2.27	$1.94

Average outstanding common shares	45,555	44,990	45,405	44,752
Average shares outstanding (assuming dilution)	46,020	45,362	45,823	45,062

Results of Natural Gas Operations
Gas operating revenues	$378,236	$427,973	$1,511,907	$1,614,843
Net cost of gas sold	154,881	198,617	736,175	866,630
Operating margin	223,355	229,356	775,732	748,213
Operations and maintenance expense	94,557	91,661	354,943	348,942
Depreciation and amortization	43,040	41,237	170,456	166,850
Taxes other than income taxes	9,481	9,438	38,869	37,318
Operating income	76,277	87,020	211,464	195,103
Other income (deductions)	3,019	2,001	4,016	6,590
Net interest deductions	19,112	18,474	75,113	74,091
Net interest deductions on subordinated debentures	-	1,933	1,912	7,731
Income before income taxes	60,184	68,614	138,455	119,871
Income tax expense	21,205	24,943	47,073	40,451
Contribution to net income - gas operations	$38,979	$43,671	$91,382	$79,420

SOUTHWEST GAS CORPORATION
SELECTED STATISTICAL DATA
DECEMBER 31, 2010

FINANCIAL STATISTICS
Market value to book value per share at year end	143%
Twelve months to date return on equity -- total company	9.1%
-- gas segment	8.5%
Common stock dividend yield at year end	2.7%

GAS OPERATIONS SEGMENT
			Authorized
	Authorized	Authorized	Return on
	Rate Base	Rate of	Common
Rate Jurisdiction	(In thousands)	Return	Equity
Arizona	$1,066,108	8.86%	10.00%
Southern Nevada	819,717	7.40	10.15
Northern Nevada	116,584	8.29	10.15
Southern California	143,851	7.87	10.50
Northern California	52,285	8.99	10.50
South Lake Tahoe	11,815	8.99	10.50
Paiute Pipeline Company (1)	84,717	9.47	12.00

(1) Estimated amounts based on rate case settlement.

SYSTEM THROUGHPUT BY CUSTOMER CLASS
	YEAR ENDED DECEMBER 31,
(In dekatherms)	2010	2009	2008
Residential	70,469,300	66,973,593	70,498,622
Small commercial	30,094,001	29,422,425	31,455,477
Large commercial	11,183,295	11,724,121	12,512,144
Industrial / Other	5,892,213	7,262,348	9,770,147
Transportation	99,859,949	104,389,391	116,418,981
Total system throughput	217,498,758	219,771,878	240,655,371

HEATING DEGREE DAY COMPARISON
Actual	1,998	1,822	1,901
Ten-year average	1,876	1,881	1,893

Heating degree days for prior periods have been recalculated using the current period customer mix.